[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.5

AMENDED AND RESTATED AMENDMENT NO. 2 TO DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

This Amended and Restated Amendment No. 2 to the Development and Manufacturing Services Agreement (“Amended and Restated Second Amendment”) is made and entered into, effective as of November 4, 2018 (the “Amended and Restated Second Amendment Effective Date”), by and between Cognate BioServices, Inc., a Delaware corporation with an office at 7513 Connelly Drive, Suite I, Hanover, MD 21076 (“Manufacturer”), and Atara Biotherapeutics, Inc., a Delaware corporation located at 611 Gateway Boulevard, Suite #900, South San Francisco, CA 94080 (“Atara”). Each of Atara and Manufacturer are referred to in this Amended and Restated Second Amendment as a “party” and together, the “parties.”

Background

WHEREAS, the Parties have entered into that certain Development and Manufacturing Services Agreement (the “Original Services Agreement”) effective as of August 10, 2015 (the “Effective Date”), pursuant to which Atara engaged Manufacturer to perform certain process development and manufacturing services in relation to Atara’s products, as further described in individual work orders entered into thereunder (the “Services”, as further defined in the Services Agreement);

WHEREAS, the Parties entered into the First Amendment to the Services Agreement effective December 21, 2017 (the “First Amendment”) to provide for Atara’s [ * ] of certain Services at Manufacturer’s facility;

WHEREAS, the Original Services Agreement, as amended by the First Amendment, is referred to in this Amended and Restated Second Amendment as the “Services Agreement”; and

WHEREAS, as of May 4, 2018 (the “Second Amendment Effective Date”), the Parties entered into the Second Amendment to the Services Agreement (the “Second Amendment”) to further revise certain terms of the Services Agreement;

WHEREAS, the Parties have agreed to amend and restate the Second Amendment in its entirety to revise certain other terms of the Services Agreement as of the Amended and Restated Second Amendment Effective Date; and

WHEREAS, Section 15.7 of the Services Agreement provides that the Services Agreement may only be modified by a writing signed by authorized representatives of each Party.

NOW, THEREFORE, the Parties desire, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to amend and restate the Second Amendment in its entirety as set forth in this Amended and Restated Second Amendment.

214261683 v1

Article 1
DEFINITIONS

1.1Capitalized Terms. Capitalized terms used in this Amended and Restated Second Amendment shall have the meanings set forth in the Services Agreement, as amended, unless otherwise defined in in this Amended and Restated Second Amendment. Except as expressly modified by this Amended and Restated Second Amendment, the remainder of the Services Agreement shall remain in force in accordance with its terms and without further modification.

Article 2
AMENDMENTS

2.1Amendment of Section 1.10. Section 1.10 “Batch” of the Services Agreement is hereby amended in its entirety as follows:

1.10 “Batch” means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch record. For clarity, the terms Product and Batch include [ * ] (in each case as specified in the applicable Work Order).

2.2Amendment of Section 1.14. Section 1.14 “cGMP” of the Services Agreement is hereby amended in its entirety as follows:

1.14 “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by the applicable Authority, as are applicable to the Product, (a) [ * ]and (b) [ * ][ * ].

2.3Addition of New Section 2.4. Article 2 of the Services Agreement is hereby amended by adding new Section 2.4 (Commercial Supply Agreement) immediately following Section 2.3, as follows:

2.4Commercial Supply Agreement. [ * ] following the Second Amendment Effective Date, the parties will negotiate in good faith a manufacture and supply agreement for the commercial production and supply of Product (the “CSA”).

2.4Amendment of Section 3.2. Section 3.2 (Communications) of the Services Agreement is hereby amended in its entirety as follows:

3.2	Communications.

(a)Operations Meetings; Production Forecasts. The parties will hold plant leadership team meetings via teleconference or in person, on a periodic basis as agreed upon by the Representatives. Notwithstanding the foregoing, the parties will hold a monthly meeting of the plant leadership team members from each party which shall be held in person, unless the parties mutually agree to hold such meeting by teleconference (“Operations Meeting”). In each Operations Meeting, Atara will provide a rolling written [ * ] Batch production demand forecast (such [ * ] forecast, the “Demand Forecast”) so that Manufacturer can prepare a production schedule and plan for the purchase of the necessary raw materials and consumables to be provided by Manufacturer under the applicable Work Order. Subject to

.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the remainder of this Section 3.2, the Demand Forecast will be binding on Atara with respect to (i) [ * ]for production of the full number of Batches of Product set forth in such Demand Forecast (the “Committed Materials Costs”), and (ii) [ * ]. Atara will also provide to Manufacturer at each Operations Meeting, where reasonably practicable, a non-binding rolling estimated Batch demand forecast covering an additional [ * ](i.e. so that the total forecast covers a period of [ * ]). Atara will be required to (A) pay, [ * ]following delivery by Manufacturer of an invoice therefor, all Committed Materials Costs (i.e. all raw materials necessary to Manufacture [ * ]set forth in such Demand Forecast), less any amounts already paid by Atara (or that are the subject to invoices already issued by Manufacturer) for Prepaid Materials Costs and (B) execute work orders for the Manufacture of, and purchase [ * ]of the quantity (by number of Batches) of Product requested in each such Demand Forecast. For clarity, for any Committed Materials Costs that are also Prepaid Materials Costs that have been approved at an Operations Meeting, the payment terms applicable to Prepaid Materials Costs will govern. If Atara orders [ * ]set forth in the Demand Forecast, then any raw materials and supplies purchased by Manufacturer that have been paid for by Atara as Committed Materials Costs shall be held by Manufacturer and used for Manufacture of Batches ordered by Atara in subsequent periods (and covered by subsequent Demand Forecasts), provided that Manufacturer may, upon prior written notice to Atara, dispose of or destroy any such raw materials that are outside their shelf life, or are otherwise unsuitable for use in Manufacture of subsequent Batches, [ * ] with respect to [ * ]. Manufacturer shall provide an update at each Operations Meeting of the quantity of raw materials and supplies that have been paid for by Atara as Committed Materials Costs and are being held for application against subsequent production. The Updated Financial Terms in Section 2 of Exhibit F sets forth the price and payment terms applicable to each of such Batches of Product Manufactured on and after the Second Amendment Effective Date (each such Batch for which Manufacture is commenced after the Second Amendment Effective Date, a “Price Adjusted Batch”).

(b)Manufacturer Operations Meeting Reports. In each Operations Meeting, Manufacturer will provide (i) a report identifying the number of (A) Final Batch
Dispositions and any (B) [ * ]Batches produced in the preceding calendar month(s), (ii) a [ * ], (iii) a [ * ] forecast of expected costs of raw materials to be provided by Manufacturer under the applicable Work Order (the “Raw Materials Cost Forecast”), (iv) operational and quality metrics as may be mutually agreed to by the parties, and (v) as set forth in the applicable Work Order, such other reports as Atara may reasonably request from time to time. Each party will cover its own expenses with respect to the attendance of all Operations Meetings. Manufacturer will make written reports to Atara to the extent and as specified in the applicable Work Order and as required in connection with any Operations Meeting (including for the purposes of reporting on (i) through (v) of this Section 3.2(b)).

2.5Production Forecasts. Without limiting Atara’s obligations to provide the Demand Forecast (and the rolling non-binding forecast of production) at each Operations Meeting, as set forth above, within [ * ]following the Second Amendment Effective Date, Atara will provide to Manufacturer a non-binding forecast of its estimated production requirements for Product on a [ * ]during the [ * ]period immediately following the Second Amendment Effective Date, prepared in good faith and on reasonable grounds, and reflecting Atara’s commercially reasonable estimate of its needs for Product over the applicable period.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.6Amendment of Section 4.1. Section 4.1 (Supply of Materials) of the Services Agreement is hereby amended in its entirety as follows:

4.1Supply of Materials. Manufacturer will supply, in accordance with the payment schedule(s) included in the applicable Work Order and in accordance with the relevant approved raw material specifications, all materials to be used by Manufacturer in the performance of Services under a Work Order other than the Atara Materials specified in such Work Order. Without limiting the foregoing, any such materials that the parties, at an Operations Meeting, mutually agree require prepayment will be subject to the Updated Financial Terms set forth in Section 2 of Exhibit F. Atara or its designees will provide Manufacturer with the Atara Materials in accordance with the schedule established at the applicable Operations Meeting. Manufacturer agrees (a) to acknowledge receipt of all Atara Materials received; (b) not to provide Atara Materials to any third party without the express prior written consent of Atara; (c) not to use Atara Materials for any purpose other than conducting the Services, and without limiting the generality of the foregoing, will not analyze, characterize, modify or reverse engineer any Atara Materials or take any action to determine the structure or composition of any Atara Materials unless required pursuant to a signed Work Order (or necessary to confirm that all applicable standards are met, solely in connection with an Investigational Process and with Atara’s prior written consent); and (d) to destroy or return to Atara all unused quantities of Atara Materials according to Atara’s written directions and at Atara’s sole cost and expense.

2.7Amendment of Section 6.2. Section 6.2 (Provision of Records) of the Services Agreement is hereby amended it its entirety as follows:

6.2Provision of Records. If, based upon such tests and documentation review, a Batch of Product conforms to the Specifications and was Manufactured according to cGMP

(if applicable) and the Manufacturing Process, then a Certificate of Compliance (or other applicable disposition form) will be completed and approved by the quality assurance department of Manufacturer. Batches for which Manufacture commenced prior to the Second Amendment Effective Date will be invoiced in accordance with the applicable Work Order and Price Adjusted Batches will be invoiced in accordance with Sections 7 and 8 of the Updated Financial Terms in Exhibit F. This Certificate of Compliance (or other applicable disposition form), a Certificate of Analysis, the Specifications, and a complete and accurate copy of the Batch records including those items set forth on Exhibit E (collectively, the “Batch Documentation”) for each Batch of Product will be delivered by Manufacturer to Atara electronically.

2.8Amendment of Section 6.3. (Review of Batch Documentation) of the Services Agreement is hereby amended it its entirety as follows:

6.3Review of Batch Documentation. Each party will review the Batch Documentation for each Batch of Product and may test samples of the Batch of Product against the Specifications. Atara will notify Manufacturer in writing of its acceptance or rejection of such Batch based on [ * ] commencing upon Atara’s receipt of the Batch Documentation relating to such Batch. Each party will use commercially reasonable efforts to review the Batch Documentation within [ * ] following receipt. During this review

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

period, the parties agree to respond promptly, but in any event within [ * ], to any reasonable inquiry or request for a correction or change by the other party with respect to such Batch Documentation.

2.9Amendment of Section 6.5. Section 6.5 (Disputes) of the Services Agreement is hereby retitled as “Non-Conforming Product; Disputes” and is amended in its entirety as follows:

6.5	Non-Conforming Product; Disputes.

(a)Upon Atara’s receipt and review of the Batch Documentation within the time period set forth in Section 6.3, Atara shall in accordance with Section 6.3 notify Manufacturer in writing if Atara believes, in good faith and based on reasonable grounds that any Batch (i) fails to conform to the Specifications, (ii) was not Manufactured in compliance with cGMP (if applicable) or (iii) was not Manufactured in compliance with the Manufacturing Process (as modified by any Planned Deviations, if any, that were preapproved in writing by Atara) (such Batch, a “Non-Conforming Batch”). Non-Conforming Batches shall be addressed in accordance with the remainder of this Section 6.5 and Section 6.6.

(b)If a Batch is a Non-Conforming Batch, then a root cause analysis on such Non-Conforming Batch will be undertaken in accordance with subsection (c) below (the “Investigational Process”). [ * ] for Product that is a Non-Conforming Batch within the time frame required under the applicable Work Order, with the remainder of such invoiced amount held pending the determination of an Investigational Process. Payment of an invoice by Atara will not constitute a waiver of remedies available to Atara under Section 6.6, except for claims that a Batch is or was a Non-Conforming Batch where Product in such Batch is or was approved for Final Disposition (as defined in Exhibit E).

(c)Without limiting subsection (b) above, the parties agree that any Non-Conforming Batch (or where the parties cannot agree, any Batch that either party believes to be Non-Conforming) will first be reviewed through the Investigational Process by a joint “Investigation Team” made up of [ * ]. If the Investigation Team is unable to make a determination of the root cause within [ * ] following identification of the Non-Conforming Batch (or submission of a disputed Batch to the Investigational Process for determination of whether it is Non-Conforming), an analysis and review will be performed by the joint “Materials Review Board.” The Materials Review Board shall [ * ]. Either Party may make changes to their members on the Materials Review Board at any time on written notice to the other party, provided that any such replacement shall be of equivalent experience and seniority. This Materials Review Board shall be responsible for making the determination of the root cause. If the Materials Review Board cannot agree as to the root cause of the non-conformance in the Non-Conforming Batch and believe that additional investigational processes are needed to make such determination, the Parties may mutually agree to conduct such additional investigations and to return such Non-Conforming Batch for consideration by the joint Materials Review Board with the results of such additional investigations, if any. If the Materials Review Board cannot agree on the root cause (with or in absence of such additional investigations) within [ * ] following its first consideration (or such further consideration if additional investigations are conducted), then any dispute shall be referred for final binding resolution to a [ * ](the “Quality Expert”). The parties

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

will mutually agree on the Quality Expert, or if unable to agree, each party will [ * ]with which neither party has an existing or prior contractual relationship, to serve as the Quality Expert and one of such candidates will be selected, at random (in a blind drawing), to serve as the Quality Expert. Each candidate proposed to serve as such Quality Expert shall have [ * ]. As necessary or appropriate to permit the Quality Expert to evaluate the root cause of the non-conformance and make a determination, the parties will provide the Quality Expert with the defined terms, [ * ]), and the Batch Documentation. The Quality Expert will make a determination as to [ * ]for the Batch. Notwithstanding the foregoing, if the Quality Expert determines that [ * ]selected by the Quality Expert from among the approved or qualified vendors utilized in the Manufacture of Product. The determination of the root cause by such Quality Expert shall occur within [ * ]of receiving the necessary information from the joint Materials Review Board[ * ]. The decision of the Quality Expert will be final and binding on the parties absent manifest error, provided that a failure by any Quality Expert to reach a determination within such [ * ] shall not render such decision invalid or unenforceable. [ * ]. If, however, the Quality Expert cannot establish the root cause of the non-conformance ([ * ].

(d)Following Investigation Team and/or Materials Review Board review and/or Quality Expert analysis set forth in subsection (c) above:

(i) A Non-Conforming Batch is a “Manufacturer Non-Conforming Batch” [ * ].

(ii)A Non-Conforming Batch is an “Atara Non-Conforming Batch” [ * ].

(e)If a Non-Conforming Batch is finally determined pursuant to this Section 6.5 (by agreement of the parties, through the Materials Review Board or the Quality Expert, as applicable) to be (i) a Manufacturer Non-Conforming Batch, then Section 6.6(a) shall apply or (ii) an Atara Non-Conforming Batch, then Section 6.6(b) shall apply.

(f)In addition to carrying out the Investigational Process, the parties will meet to discuss, evaluate and analyze the implications of the failure to comply with the Specifications, cGMP (if applicable) and/or the Manufacturing Process and will decide whether to proceed with or to amend the applicable Work Order via a Change Order, or to terminate such Work Order.

(g)Following the execution of this Amended and Restated Second Amendment, [ * ]. For clarity, in the absence of any other written agreement between the parties, the parties will [ * ].

2.10Amendment of Section 6.6. Section 6.6 is hereby retitled as “Remedies for Non-Conforming Product”, and is hereby amended in its entirety as follows:

6.6	Remedies for Non-Conforming Product.

(a)If the parties agree or if determined in accordance with Section 6.5 above that a Batch of Product is a Manufacturer Non-Conforming Batch then, Manufacturer will, [ * ]:

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

For clarity, performance by Manufacturer, [ * ], of the remedy under (i) or (ii) satisfies Manufacturer’s obligations in respect of any Manufacturer Non-Conforming Batch.

(b)If the parties agree or if determined in accordance with Section 6.5 above that a Batch of Product is an Atara Non-Conforming Batch, then Atara will [ * ], and shall [ * ] after completion of the Investigational Process. Atara will pay Manufacturer the fees, costs and expenses for such Atara Non-Conforming Batch [ * ], and Atara will not be entitled to the remedies set forth in Section 6.6(a).

(c)For clarity, unless the Non-Conforming Batch is determined to be a Manufacturer Non-Conforming Batch pursuant to Section 6.5, and without limiting Section 6.5(g), Manufacturer will not be responsible for [ * ]under clause (a)(i) of this Section 6.6 [ * ]under clause (a)(ii) of this Section 6.6.

2.11Amendment of Section 8.1. Section 8.1 (Price) of the Services Agreement is hereby amended in its entirety as follows:

8.1Price. The price of Product and/or the fees and expenses for the performance of Services will be set forth in the applicable Work Order; provided that for all Price Adjusted Batches, the price of Product and the fees and expenses for the performance of Services in connection with such Price Adjusted Batch will be governed by Sections 7 and 8 of the Updated Financial Terms set forth in Exhibit F, unless the applicable Work Order expressly states its intention to supersede the Updated Financial Terms. All dollar ($) amounts specified in this Agreement are United States dollar amounts and all payments to be made under this Agreement will be made in United States dollars.

2.12Amendment to Section 14.1. Section 14.1 of the Services Agreement is hereby amended in its entirety as follows:

14.1Term. This Agreement will take effect as of the Effective Date and, unless earlier terminated pursuant to this Article 14 or superseded by a CSA, [ * ].

2.13Addition of Exhibit E. Exhibit E (“Batch Disposition Requirements”) added to the Services Agreement in the form agreed as of the Second Amendment Effective Date and attached as Appendix 1 to this Amended and Restated Second Amendment remains in effect.

2.14Addition of Exhibit F. Exhibit F (“Updated Financial Terms”) added to the Services Agreement in the form agreed as of the Second Amendment Effective Date is amended and restated as set forth in the attached Appendix 2 to this Amended and Restated Second Amendment. The Updated Financial Terms shall only apply to Price Adjusted Batches. To the extent the Updated Financial Terms conflict with the payment terms set forth in the Work Order by and between Atara and Manufacturer with an effective date of August 7, 2015, as subsequently modified by a Change Order effective as of March 21, 2016 and amended on June 20, 2016 (“Work Order 1”), the Updated Financial Terms shall govern with respect to all payments for Price Adjusted Batches.

Article 3
MISCELLANEOUS

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.1No Waiver. Nothing in this Amended and Restated Second Amendment is intended to operate as a waiver of any claims either Party may have against the other Party arising prior to the date of this Amended and Restated Second Amendment with respect to the performance of the Services or otherwise under the Services Agreement, provided that Atara shall have no right to make a claim for refund or replacement under Section 6.6 (as amended by the Second Amendment and as amended and restated herein) on the basis of Non-Conformance in connection with any Batch approved by Atara for disposition or final disposition prior to the date hereof, and all of such claims are waived and extinguished upon execution of this Amended and Restated Second Amendment. For clarity, the waiver in the preceding sentence does not affect the discount set forth in Section 4 of the Updated Financial Terms set forth in Exhibit F. Any delay in enforcing a Party’s rights under this Amended and Restated Second Amendment or the Services Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Amended and Restated Second Amendment or the Services Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving Party, as applicable.

3.2Miscellaneous. This Amended and Restated Second Amendment is governed by and interpreted in accordance with the laws of the State of New York, U.S.A., without reference to the principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Amended and Restated Second Amendment. Except as specifically amended by this Amended and Restated Second Amendment, the terms and conditions of the Services Agreement shall remain in full force and effect. This Amended and Restated Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except to the extent expressly provided herein, the Services Agreement, as amended by the Second Amendment, and this Amended and Restated Second Amendment, including all appendices, exhibits and schedules to each of the foregoing, together with all Work Orders executed by the Parties, constitute the entire agreement between the Parties relating to the subject matter of the Services Agreement and supersede all previous oral and written communications, including all previous agreements, between the Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Manufacturer and Atara have executed this Amended and Restated Second Amendment by their respective officers hereunto duly authorized, on the day and year hereinafter written. The Parties acknowledge and agree that the signature date may not be the Amended and Restated Second Amendment Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Cognate BioServices, Inc. By: /[ * ] Name: [ * ] Title: [ * ]
Atara Biotherapeutics, Inc. By: /[ * ] Name: [ * ] Title: [ * ]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 1

Exhibit E (to Services Agreement)

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 2

Exhibit F (to Services Agreement)

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 2

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 3

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.